EXHIBIT 10.4

PRIME MEDICAL SERVICES, INC.
1301 S. Capital of Texas Highway, Suite C-300
Austin, Texas 78746

July 9, 2003

Robert W. Bachman
11609 Swinford Lane
Mokena, IL 60448

Dear Mr. Bachman:

        This letter agreement evidences the agreement between Prime Medical Services, Inc., a Delaware corporation (“Prime”), and you regarding Prime’s repurchase of up to 364,075 shares of common stock of Prime owned by you on the date of this letter agreement (the “Shares”).

        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Prime and you agree as follows:

1.     Purchase. Subject to the terms hereof, at the Closing (as defined below), Prime hereby agrees to acquire from you, and you agree to sell to Prime, 121,358 of the Shares (such shares, the “Purchased Shares”) for an aggregate purchase price of $855,573.90 (the “Purchase Price”). The closing of the purchase and sale of the Purchased Shares (the “Closing”) shall occur on July 24, 2003. The Purchase Price shall be paid upon the Closing in cash by Prime by wire transfer of immediately available funds to you, in accordance with your wire transfer instructions provided to Prime in writing. You shall deliver the Purchased Shares to Prime at the Closing, free and clear of any and all liens, claims, security interests, pledges, mortgages, restrictions or encumbrances of any kind (“Encumbrances”), other than those restrictions arising from applicable federal and state securities laws. At the Closing, you shall also deliver to Prime (a) a certificate or certificates representing the Purchased Shares registered in your name (the “Share Certificates”), together with a duly executed stock power endorsed to Prime, (b) a certificate making representations and warranties to Prime substantially similar to your representations and warranties contained in this letter agreement, and (c) any other transfer-related documents Prime reasonably requests. At the Closing, Prime shall deliver to you a copy of an instruction letter (in a form reasonably acceptable to the parties) delivered by Prime to its transfer agent instructing the transfer agent to deliver to you one or more certificates (in amounts directed by you in writing) for the balance of any Shares represented by the Share Certificates but not included in the Purchased Shares.

2.     Right.

(a)     You may require (the “Right”) Prime to acquire up to 121,358 of the Shares on June 30, 2004 and up to 121,359 of the Shares on June 30, 2005 at a purchase price of $7.05 per Share. Prime further agrees that, within 15 days of the date of this letter agreement, its Chief Executive Officer shall request in good faith (with his recommendation for approval) that Prime’s board of directors authorize an increase in the per Share purchase price for Shares to be acquired on June 30, 2004 from $7.05 to $7.40 per Share and for Shares to be acquired on June 30, 2005 from $7.05 to $7.75 per Share, provided, you acknowledge and agree that Prime’s board of directors is under no obligation to approve such request and neither Prime nor any of its directors, officers, agents or representatives has given or hereby gives (and none of them is authorized to give) any representation or assurance that such approval will be obtained. If approval for the per Share price increases is obtained, Prime agrees that it will promptly notify you of such approval, and in such event you and Prime agree to promptly amend this letter agreement to reflect such increases.

(b)     The Right may only be exercised one time with respect to 2004 and one time with respect to 2005. To exercise the Right with respect to a particular year, you shall provide an irrevocable written notice to the Chief Executive Officer of Prime of such exercise and the number of Shares to be acquired upon such exercise on or before June 15 of such year. To the extent you do not exercise the Right with respect to a particular year in accordance with the terms hereof, the Right with respect to such year to the extent not exercised shall terminate. To the extent you exercise the Right with respect to a particular year in accordance with the terms hereof, the closing of such exercise shall occur on June 30 of such year (or if such day is not a business day, then the first business day after June 30 of such year), the purchase price shall be paid in immediately available funds at such closing by wire transfer in accordance with your wire transfer instructions provided to Prime in writing, and the acquired Shares shall be delivered to Prime at such closing free and clear of any and all Encumbrances, other than those restrictions arising from applicable federal and state securities laws. In addition, at such closing, you shall deliver to Prime (a) a certificate or certificates representing the acquired Shares registered in your name, together with a duly executed stock power endorsed to Prime, (b) a certificate making representations and warranties to Prime substantially similar to your representations and warranties contained in this letter agreement, and (c) any other transfer-related documents Prime reasonably requests.

3.     Certain Events. In the event of any reorganization, recapitalization, merger, stock split, stock dividend, combination, spin-off, liquidation, exchange or similar event affecting Prime’s common stock between the date of this letter agreement and (a) the Closing or (b) the date of any subsequent purchase and sale of Shares pursuant to Section 2 (an “Adjustment Event”), then the term “Shares” shall be deemed to refer to and include the Shares, as well as all other securities and property received by you in respect thereof or in exchange therefor as a result of the Adjustment Event, and the amount to be paid by Prime (or its successor as a result of the Adjustment Event) shall be proportionately adjusted so that the total amount to be paid by Prime at the Closing or in respect of any purchase and sale pursuant to Section 2 remains unchanged.

4.     Representations and Warranties by You. You represent and warrant to Prime that:

(a)     you have full legal capacity to enter into this letter agreement and to perform all of your obligations set forth in this letter agreement;

(b)     your execution of this letter agreement and your performance of all of your obligations set forth in this letter agreement do not require any third-party consent or approval;

(c)     your execution of this letter agreement and your performance of all of your obligations set forth in this letter agreement do not and will not conflict with or violate any law, rule, regulation or agreement applicable to you, this letter agreement or the transactions described herein;

(d)     you have no direct or indirect interest in or beneficial ownership of any securities of Prime or any of its subsidiaries, except for (i) the Shares, (ii) approximately 12,763 shares of Prime common stock owned by you that are not included in the Shares, (iii) stock options to acquire 83,000 shares of Prime common stock, granted pursuant to Prime’s Amended and Restated 1993 Stock Option Plan (the “Stock Options”), and (iv) shares of Prime common stock you hold in your Prime 401(k) plan account;

(e)     other than this letter agreement, there is no option, warrant, right, call, proxy, agreement, or understanding of any nature whatsoever that directly or indirectly calls for the sale, pledge or other transfer or disposition of any of the Shares, any interest therein or any rights with respect thereto, or relates to the voting, disposition, exercise, or control of the Shares or obligates you to grant, offer or enter into any of the foregoing; and

(f)     you are the sole record owner and beneficial owner of the Shares, you hold good and valid title to the Shares free and clear of any Encumbrances (except restrictions arising from applicable federal and state securities laws), and the sale by you of the Purchased Shares and the delivery of the certificates representing the Purchased Shares to Prime pursuant hereto will transfer to Prime good and valid title to the Purchased Shares.

5.     Representations and Warranties by Prime. Prime represents and warrants to you that:

(a)     Prime has valid and legal authority to enter into this letter agreement and to perform all of its obligations set forth in this letter agreement;

(b)     Prime’s execution of this letter agreement and its performance of all of its obligations set forth in this letter agreement do not require any third-party consent or approval; and

(c)     Prime’s execution of this letter agreement and Prime’s performance of all of its obligations set forth in this letter agreement do not and will not conflict with or violate any law, rule, regulation or agreement applicable to Prime, this letter agreement or the transactions described herein.

6.     Other.

(a)     All expenses incurred by the parties hereto in connection with the preparation and negotiation of this letter agreement shall be borne solely and entirely by the party that has incurred such expenses.

(b)     This letter agreement embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understanding related to such subject matter. There are no third-party beneficiaries of this letter agreement, express or otherwise. This letter agreement and any rights hereunder may not be assigned by any party without the prior written consent of the other party, except for probative transfers of your rights upon your death or transfers of your rights upon a judicial determination that your are legally incapacitated. Subject to the prior sentence, this letter agreement shall be binding on and shall inure to the benefit of the permitted successors, assigns, heirs, executors and administrators of the parties. This letter agreement may not be amended or modified except by an instrument in writing signed by each of the parties. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by telecopy shall be considered for all purposes to be the same as original signatures and the parties agree to deliver original signatures to one another within 5 days.

(c)     This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In the event of a material default under this letter agreement by either party, the non-defaulting party shall be entitled to recover reasonable attorneys’ fees and expenses that it actually incurs in seeking to enforce its rights and pursuing remedies under this letter agreement.

Sincerely, PRIME MEDICAL SERVICES, INC. By:__________________________________ Name:________________________________ Title:_________________________________

ACKNOWLEDGED AND AGREED AS OF THE FIRST DATE ABOVE:

_______________________________
Robert W. Bachman

AMENDMENT

        This Amendment (this “Amendment”) dated effective as of July 24, 2003, by and between Prime Medical Services, Inc., a Delaware corporation (“Prime”), and Robert W. Bachman (“Bachman”), is to that certain letter agreement between Prime and Bachman dated July 9, 2003 (the “Letter Agreement”).

        WHEREAS, pursuant to the Letter Agreement, Prime agreed to purchase up to 364,075 shares of its common stock owned by Bachman (the “Shares”);

        WHEREAS, the Letter Agreement required that Prime’s Chief Executive Officer request in good faith within fifteen (15) days of the Letter Agreement that Prime’s board of directors authorize an increase in the per Share purchase price for certain of the Shares;

        WHEREAS, Prime’s board of directors approved an increase in the per Share purchase price for Shares to be acquired on June 30, 2004 to $7.12 per Share and an increase in the per Share purchase price for Shares to be acquired on June 30, 2005 to $7.19 per Share; and

        WHEREAS, the parties desire to amend the Letter Agreement in certain respects as more specifically set forth below.

        NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

1.     Amendment to the Letter Agreement. (a) The parties hereby agree to amend Section 2(a) of the Letter Agreement to read in its entirety as follows:

(a)     You may require (the “Right”) Prime to acquire up to 121,358 of the Shares on June 30, 2004 at a purchase price of $7.12 per Share and up to 121,359 of the Shares on June 30, 2005 at a purchase price of $7.19 per Share.

2.     Ratification. Except as expressly amended by this Amendment, the Letter Agreement and the exhibits and schedules thereto shall remain in full force and effect, and none of the rights, interests and obligations existing and to exist under the Letter Agreement, as amended, are hereby released, diminished or impaired. The parties hereby reaffirm all covenants, representations and warranties in the Letter Agreement as amended hereby.

3.     Execution in Counterparts. For the convenience of the parties, this Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.     Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be duly executed effective as of the date first above written.

PRIME MEDICAL SERVICES, INC. By: _________________________ Name: _________________________ Title: _________________________ _________________________ Robert W. Bachman